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              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


     Earnings per common share of $0.98 for the year ended June 30, 1997 was calculated by dividing net income of $3,908,653 for the year ended June 30, 1997 by the weighted-average number of common and common equivalent shares outstanding of 3,970,306. Earnings per common share of $0.98 for the year ended June 30, 1996 was calculated by dividing net income of $3,920,755 by the weighted-average number of common and common equivalent shares outstanding of 3,993,070. Common stock equivalents consist of stock options.

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